EXHIBIT 3.1

Provisional Translation

[TRANSLATION]

ARTICLES OF INCORPORATION

OF

JAPAN BANK FOR INTERNATIONAL COOPERATION

Provisional Translation

ARTICLES OF INCORPORATION

OF

JAPAN BANK FOR INTERNATIONAL COOPERATION

CHAPTER 1: GENERAL PROVISIONS

Article 1: Trade Name

1.	Japan Bank for International Cooperation (hereinafter referred to as “JBIC”) shall be incorporated pursuant to the Japan Bank for International Cooperation Act (Act No. 39 of 2011; hereinafter referred to as the “Act”), and shall be called “Kabushiki Kaisha Kokusai KyoryokuGinko.”

2.	The trade name set forth in the preceding Paragraph shall be indicated in English as “Japan Bank for International Cooperation.”

Article 2: Purpose

1.	JBIC shall engage in the operations provided for in Article 11 of the Act for the purpose of contributing to the sound development of Japan and the international economy and society, by taking responsibility for the financial function to promote overseas development and securement of resources which are important for Japan, to maintain and improve the international competitiveness of Japanese industries and to promote the overseas business having the purpose of preserving the global environment, such as preventing global warming, also providing the financial services which are necessary to prevent disruptions to international financial order or to take appropriate measures with respect to damages caused by such disruption, while having the objective of supplementing the financial transactions implemented by ordinary financial institutions.

2.	JBIC shall, in addition to the operations provided for in the preceding Paragraph, engage in the operations prescribed in laws and regulations as those to be engaged in by JBIC.

Article 3: Location of Head Office

JBIC shall have its head office in Chiyoda-ku, Tokyo.

Article 4: Organ

In addition to the shareholder meeting and Directors, JBIC shall have the following organs:

(1)	Board of Directors’ Meeting;

(2)	Corporate Auditors;

(3)	Board of Corporate Auditors’ Meeting; and

(4)	Accounting Auditors.

Article 5: Method of Giving Public Notice

The method of giving public notices of JBIC shall be electronic public notices; provided, however, that in cases where an electronic public notice is impracticable due to unavoidable reasons, JBIC shall give its public notices in the Official Gazette.

Exh. 3.1-2

Provisional Translation

CHAPTER 2: SHARES

Article 6: Total Number of Authorized Shares

The total number of JBIC’s authorized shares shall be 5,164,000,000,000 shares.

CHAPTER 3: SHAREHOLDER MEETING

Article 7: Convocation of Shareholder Meeting

1.	The Governor shall convene the annual shareholder meeting in June of each year, and shall convene an extraordinary shareholder meeting from time to time whenever necessary, respectively based on a resolution of the Board of Directors’ Meeting.

2.	If the Governor is unable so to act, one (1) of the other Directors shall convene the shareholder meeting in the order previously determined by the Board of Directors’ Meeting.

Article 8: Chairperson of Shareholder Meeting

1.	The Governor shall act as the chairperson of the shareholder meeting.

2.	If the Governor is unable so to act, one (1) of the other Directors shall act in his or her place in the order previously determined by the Board of Directors’ Meeting.

Article 9: Voting by Proxy

1.	A shareholder may delegate the exercise of his or her voting rights to one (1) government official.

2.	If the shareholder delegates the exercise of his or her voting rights pursuant to the provision of the preceding Paragraph, a document evidencing the power of such representation shall be submitted to JBIC in advance of each shareholder meeting.

Article 10: Minutes of Shareholder Meeting

Minutes shall be prepared with respect to the business of each shareholder meeting pursuant to the provisions of applicable laws and regulations.

CHAPTER 4: DIRECTORS AND BOARD OF DIRECTORS’ MEETING

Article 11: Number of Directors

JBIC shall have not more than five (5) Directors.

Article 12: Term of Office of Directors

1.	The term of office of Directors shall expire at the conclusion of the annual shareholder meeting relating to the last business year ending within two (2) years after their election.

2.	The term of office of a Director who has been elected as a result of an increase in the number of Directors or to fill a vacancy shall expire at the time when the term of office of the other Directors then in office expires.

Exh. 3.1-3

Provisional Translation

Article 13: Representative Directors and Directors with Specific Titles

1.	JBIC shall appoint one (1) Governor and one (1) CEO, Executive Managing Director, and JBIC may appoint several COO, Senior Managing Directors and several Senior Managing Directors, from among the Directors by a resolution of the Board of Directors’ Meeting.

2.	The Governor shall represent JBIC and shall preside over its operations pursuant to a resolution of the Board of Directors’ Meeting.

3.	The CEO, Executive Managing Director shall represent JBIC and assist the Governor pursuant to a resolution of the Board of Directors’ Meeting.

4.	In addition to the preceding Paragraph, JBIC may, by a resolution of the Board of Directors’ Meeting, appoint several Directors to represent JBIC.

5.	If the Governor is unable so to act, one (1) of the other Directors shall perform the Governor’s duties, in his or her place, in the order previously determined by the Board of Directors’ Meeting.

Article 14: Authorization, etc. of Representative Directors

1.	If JBIC appoints the Representative Directors, such as the Governor, pursuant to the provisions of the preceding Article, JBIC shall obtain the authorization of the Minister of Finance after such appointment is resolved by the Board of Directors’ Meeting.

2.	In electing the Governor, the following requirements shall be satisfied:

(1)	A person who has discernment and the capability recognized as necessary in light of the purposes provided for in Article 1 of the Act and the operations provided for in Article 11 of the Act shall be appointed; and

(2)	Due consideration shall be required in order to avoid automatically appointing such persons who have held certain specific governmental positions.

Article 15: Convenor and Chairperson of the Board of Directors’ Meeting

1.	Unless otherwise provided for in laws and regulations, the Board of Directors’ Meeting shall be convened and presided over by the Governor.

2.	If the Governor is unable so to act, one (1) of the other Directors, following the order previously determined by the Board of Directors’ Meeting, shall convene and preside over the Board of Directors’ Meeting.

Article 16: Convocation Notice of a Board of Directors’ Meeting

1.	Convocation Notices of the Board of Directors’ Meeting shall be given to each Director and each Corporate Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period of notice may be shortened in the case of an emergency.

2.	Notwithstanding the provisions of the preceding Paragraph, the Board of Directors’ Meeting may be held without the procedures for convocation, if the consent of all of the Directors and the Corporate Auditors is obtained.

Article 17: Method of Resolutions of the Board of Directors’ Meeting

1.	The resolutions of the Board of Directors’ Meeting shall be passed by a majority of the Directors present at the meeting where a majority of the Directors who are entitled to exercise their votes are present.

Exh. 3.1-4

Provisional Translation

2.	Notwithstanding the provisions of the preceding Paragraph, in cases where a Director submits a proposal with respect to a matter which is the purpose of the resolution of the Board of Directors’ Meeting, if all of the Directors (limited to those who are entitled to participate in votes with respect to such matter) manifest their intention to agree to such proposal in writing or by means of electromagnetic records, it shall be deemed that the resolution to approve such proposal at the Board of Directors’ Meeting has been made; provided, however, that this shall not apply if a Corporate Auditor states his/her objections to such proposal.

Article 18: Regulations of the Board of Directors’ Meeting

Other matters concerning the Board of Directors’ Meeting shall be governed by the Regulations of the Board of Directors’ Meeting determined by the Board of Directors’ Meeting, in addition to laws and regulations and these Articles of Incorporation.

Article 19: Contracts for Limitation of Liability with Outside Directors

JBIC may, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act (Act No. 86 of 2005), enter into contracts with Outside Directors limiting the liability for damages of Outside Directors provided for in Article 423, Paragraph 1 of the same Act; provided, however, that the limit of the liability for damages under such contracts shall be the Minimum Liability Amount provided for in Article 425, Paragraph 1 of the same Act.

CHAPTER 5: CORPORATE AUDITORS AND BOARD OF CORPORATE AUDITORS’ MEETING

Article 20: Number of Corporate Auditors

JBIC shall have three (3) Corporate Auditors.

Article 21: Term of Office of Corporate Auditors

1.	The term of office of the Corporate Auditors shall expire at the conclusion of the annual shareholder meeting relating to the last business year ending within four (4) years after their election.

2.	The term of office of a Corporate Auditor who has been elected to fill a vacancy due to the retirement of a Corporate Auditor before the expiration of his/her term of office shall expire at the time when the term of office of the retired Corporate Auditor would have expired.

Article 22: Full-time Corporate Auditor(s)

The Board of Corporate Auditors’ Meeting shall, by its resolution, elect full-time Corporate Auditor(s) from among the Corporate Auditors.

Article 23: Board of Corporate Auditors’ Meeting

1.	Notice for convening a Board of Corporate Auditors’ Meeting shall be given to each Corporate Auditor at least three (3) days prior to the date of the meeting; provided, however, that such period of notice may be shortened in the case of an emergency.

2.	Notwithstanding the provisions of the preceding Paragraph, the Board of Corporate Auditors’ Meeting may be held without the procedures for convocation, if all of the Corporate Auditors consent thereto.

Article 24: Regulations of the Board of Corporate Auditors’ Meeting

Other matters concerning the Board of Corporate Auditors’ Meeting shall be governed by the Regulations of the Board of Corporate Auditors’ Meeting determined by the Board of Corporate Auditors’ Meeting, in addition to laws and regulations and these Articles of Incorporation.

Exh. 3.1-5

Provisional Translation

Article 25: Contracts for Limitation of Liability with Outside Corporate Auditors

JBIC may, pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act, enter into contracts with Outside Corporate Auditors limiting the liability for damages of Outside Corporate Auditors provided for in Article 423, Paragraph 1 of the same Act; provided, however, that the limit of the liability for damages under such contracts shall be the Minimum Liability Amount provided for in Article 425, Paragraph 1 of the same Act.

CHAPTER 6: COMMITTEE

Article 26: Management Advisory and Evaluation Committee

1.	JBIC shall have the Management Advisory and Evaluation Committee which provides advice and evaluations on the matters listed below:

(1)	The status of the operations and management of JBIC;

(2)	The operational performance of the Directors;

(3)	The candidates for the Directors and the Corporate Auditors; and

(4)	Any matters in connection with the management of JBIC pursuant to the consultation of the Board of Directors’ Meeting.

2.	The Management Advisory and Evaluation Committee shall establish and make public the standards for conducting the evaluations of the matters listed in Item (1) of the preceding Paragraph.

3.	The composition of the Management Advisory and Evaluation Committee and matters concerning the Management Advisory and Evaluation Committee shall be determined separately by the Board of Directors’ Meeting.

Article 27: Risk Advisory Committee

1.	JBIC shall have the Risk Advisory Committee which provides advice to the Board of Directors’ Meeting with respect to the matters listed below:

(1)	The risk management and reviewing structure concerning large-scale borrower;

(2)	Any matters in connection with the risks of large-scale transactions pursuant to the consultation of the Board of Directors’ Meeting; and

(3)	Any matters in connection with the risks of JBIC pursuant to the consultation of the Board of Directors’ Meeting.

2.	The composition of the Risk Advisory Committee and matters concerning the Risk Advisory Committee shall be determined separately by the Board of Directors’ Meeting.

CHAPTER 7: ACCOUNTS

Article 28: Business Year

The business year of JBIC shall commence on April 1 of each year and end on March 31 of the following year.

Exh. 3.1-6

Provisional Translation

SUPPLEMENTARY PROVISIONS

Article 1: Shares Issued Upon Incorporation of JBIC

The total number of shares issued by JBIC upon the incorporation of JBIC shall be 1,291,000,000,000 shares and the amount to be paid in per share shall be one yen (¥1).

Article 2: Contribution Upon Incorporation of JBIC

Upon the incorporation of JBIC, the Japan Finance Corporation shall, pursuant to the provisions of Article 6 of the Supplementary Provisions of the Act, contribute to JBIC the properties (excluding the assets succeeded by the Government pursuant to the provisions of Article 12, Paragraph 6 of the Supplementary Provisions of the Act) that are related to (i) the operations listed in Item (6) of Article 41 of the Japan Finance Corporation Act prior to the revision (Act No. 57 of 2007, hereinafter referred to as the “Former JFC Act”) by the provisions of Article 46 of the Supplementary Provisions of the Act, which shall apply by making replacements pursuant to the provisions of Article 37, Paragraph 2 of the Supplementary Provisions of the Former JFC Act and (ii) the Financial Operations for Facilitating Realignment of United States Forces in Japan, which are prescribed in the provisions of Article 16 of the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan prior to the revision (Act No. 67 of 2007) by the provisions of Article 47 of the Supplementary Provisions of the Act, and the value of such properties contributed shall be ¥1,291,000,000,000, and 1,291,000,000,000 shares shall be allocated for such contribution.

Article 3: Capital

1.	The amount of the stated capital of JBIC upon its incorporation shall be ¥1,291,000,000,000, and the amount of the stated capital for each account pertaining to the operations listed in each of the following Items shall be as prescribed in each respective Item:

(1)	Account pertaining to the operations provided for in Article 11 of the Act: ¥1,291,000,000,000

(2)	Account pertaining to the Financial Operations for Facilitating Realignment of United States Forces in Japan provided in Article 16 of the Act on Special Measures Concerning Smooth Implementation of Realignment of United States Forces in Japan: ¥0

2.	The amount of JBIC’s capital reserve upon its incorporation shall be ¥0.

Article 4: Incorporation Expenses

The expenses for incorporating JBIC shall not exceed ¥4,000,000.

For the purpose of incorporation of Japan Bank for International Cooperation, the Organizing Members have prepared these Articles of Incorporation per their duties of incorporators pursuant to Article 2 and Article 3, Paragraph 1 of the Supplementary Provisions of the Act, and have affixed their respective names and seals thereafter.

March 26, 2012

Exh. 3.1-7